Exhibit 10.2

CERENCE INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between Brian Krzanich (“Executive”) and Cerence Inc., a Delaware corporation (the “Company”), effective as of the later of (i) the latest date on the signature page of this Agreement and (ii) the date Executive’s employment with the Company commences (the “Effective Date”).

RECITALS

1. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control.

2. The Committee believes that it is imperative to provide Executive with severance benefits upon Executive’s termination of employment under certain circumstances to provide Executive with enhanced financial security, incentive, and encouragement to remain with the Company.

3. Certain capitalized terms used in the Agreement and not otherwise defined are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s employment and the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. The term of this Agreement and Executive’s employment hereunder shall commence as of the Effective Date and shall continue until terminated in accordance with this Agreement (the “Term”). The Company and Executive agree that if the Company adopts an executive severance and change of control plan (a “Severance Plan”) with economic terms that are at least as favorable as the terms in this Agreement, Executive will waive his rights under this Agreement in exchange for participating in the Severance Plan and the Term of this Agreement will end as of the date Executive commences participation in the Severance Plan.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment will be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Termination by the Company Other than for Cause Outside the Change of Control Period. If Executive’s employment with the Company and its subsidiaries is terminated by the Company other than for Cause and for a reason other than due to Executive’s death or absence from work due to a disability for a period in excess of one hundred and eighty (180) days in any twelve (12)-month period that qualifies for benefits under the Company’s long-term disability program (“Disability”), and such termination occurs outside the Change of Control Period, then, subject to Section 4 and the other provisions of this Agreement, Executive will receive from the Company:

(i) Base Salary Severance. A lump sum cash severance payment equal to one hundred fifty percent (150%) of Executive’s annual base salary as in effect immediately prior to the termination date.

(ii) Target Bonus Severance. A lump sum cash severance payment equal to one hundred fifty percent (150%) of Executive’s target bonus and a prorated percentage of Executive’s target bonus as in effect for the fiscal year that includes the termination date. The prorated percentage will be determined by dividing the number of days during the fiscal year for which Executive remained an employee of the Company, by three hundred and sixty-five (365). If Executive’s target bonus for the fiscal year including the termination date has not been set as of the termination date, Executive instead will receive a prorated percentage of Executive’s target bonus for the immediately preceding fiscal year.

(iii) Time-Based Equity Awards. Vesting of the portion of each (if any) of Executive’s outstanding and unvested equity awards covering shares of the Company’s common stock that are subject solely to time-based vesting (excluding any awards subject to performance-based vesting) (such awards “Time-Based Awards”) that are scheduled to vest during the eighteen (18) month period following Executive’s termination date.

(iv) Performance-Based Equity Awards. Vesting of the earned portion of any of Executive’s outstanding and unvested equity awards subject to performance-based vesting (excluding any Time-Based Awards) (such awards, “Performance-Based Awards”) for which the performance period is complete as of the termination date. In addition, except as otherwise provided in the applicable award agreement, for any Performance-Based awards held by Executive with a single three-year performance period for which the performance period is not complete as of the termination date (“Three-Year Performance-Based Awards”) and provided that Executive has been employed by the Company for at least six months of the performance period, a pro-rated portion of any such Three-Year Performance-Based Award (with pro-ration determined by multiplying the number of shares or units subject to the applicable Three-Year Performance-Based Award by a fraction, the numerator of which is the number of days elapsed between the first day of the performance period of the Three-Year Performance-Based Award and Executive’s termination date and the denominator of which is the total number of days in the performance period for the applicable Three-Year Performance-Based Award) (such portion, the “Pro-Rated Portion”) shall remain eligible to be earned at the end of the performance period applicable to the Three-Year Performance-Based Award based upon actual achievement of the applicable performance metrics in accordance with the terms of the applicable award agreements and equity incentive plans and any Pro-Rated Portion that is earned at the end of the performance period shall be immediately fully vested.

(v) Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. Until the earliest of (A) eighteen (18) months from the date of Executive’s termination, (B) Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of Executive’s continuation rights under COBRA, the Company will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in immediately prior to Executive’s termination). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide payroll payments of the applicable premium amounts directly to Executive for the time period specified above. Such payments shall be paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b) Termination by the Company Other than for Cause or by the Executive for Good Reason During the Change of Control Period. If during the Change of Control Period (i) Executive’s employment with the Company and its subsidiaries is terminated by the Company other than for Cause and for a reason other than due to Executive’s death or Disability; or (ii) Executive resigns for Good Reason, then, subject to Section 4 and the other provisions of this Agreement, Executive will receive from the Company:

(i) Base Salary Severance. A lump sum cash severance payment equal to two hundred percent (200%) of Executive’s annual base salary as in effect immediately prior to the termination date (or, if greater, as in effect immediately prior to the Change of Control).

(ii) Target Bonus Severance. A lump sum cash severance payment equal to (A) two hundred percent (200%) of the greater of (1) Executive’s target bonus for the fiscal year in which Executive’s termination occurs, or (2) Executive’s target bonus in effect immediately prior to the Change of Control plus (B) a prorated percentage of the greater of (1) Executive’s target bonus for the fiscal year in which Executive’s termination occurs, or (2) Executive’s target bonus in effect immediately prior to the Change of Control. The prorated percentage will be determined by dividing the number of days during the fiscal year for which Executive remained an employee of the Company, by three hundred and sixty-five (365). If Executive’s target bonus for the fiscal year including the termination date has not been set as of the termination date, Executive instead will receive a prorated percentage of Executive’s target bonus for the immediately preceding fiscal year.

(iii) Vesting of Time-Based Equity Awards. One hundred percent (100%) of Executive’s outstanding and unvested Time-Based Awards will become vested in full.

(iv) Vesting of Performance-Based Equity Awards. Except as otherwise provided in the applicable award agreement, Executive’s outstanding and unvested Performance-Based Awards shall become vested based on actual performance through Executive’s termination date, if measurable, and based upon target performance if performance is not measurable as of Executive’s termination date.

(v) Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to COBRA, for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. Until the earliest of (A) eighteen (18) months from the date of Executive’s termination, (B) Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of Executive’s continuation rights under COBRA, the Company will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide payroll payments of the applicable premium amounts directly to Executive for the time period specified above. Such payments shall be paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(c) Equity Documents. Except as provided in this Section 3, all Time-Based Awards and Performance-Based Awards remain subject to the terms of the Company’s 2024 Inducement Plan, the Company’s 2019 Equity Incentive Plan, or any successor equity incentive plans and the applicable award agreement.

(d) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company and its subsidiaries terminates as a result of a voluntary resignation by the Executive (other than for Good Reason during the Change of Control Period), or if Executive’s employment is terminated by the Company for Cause, then Executive shall not be entitled to receive severance, benefits or accelerated vesting.

(e) Termination for Death or Disability. Except as otherwise may be provided in the applicable award agreement for any Time-Based Award, if Executive’s employment with the Company and its subsidiaries terminates on account of Executive’s death or Disability, (i) one hundred percent (100%) of Executive’s outstanding and unvested Time-Based Awards will become vested, (ii) one hundred percent (100%) of the earned portion of any of Executive’s Performance-Based Awards for which the performance period is complete will become vested and (iii) Executive (or his estate or beneficiaries, if applicable) shall remain eligible to earn a Pro-Rated Portion of any Three-Year Performance-Based Award at the end of the performance period applicable to the Three-Year Performance-Based Award based upon actual achievement of the applicable performance metrics in accordance with the terms of the applicable award agreements and equity incentive plans and any such Pro-Rated Portion that is earned at the end of the performance period shall be immediately fully vested. In the case of a termination for Disability, vesting under this Section 3(e) will be subject to Executive’s compliance with Section 4 and the other provisions of this Agreement.

(f) Accrued Amounts. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay Executive: (i) any unpaid base salary due for periods prior to the date of termination, (ii) if applicable, any accrued and unused vacation, and (iii) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy. These payments shall be made promptly upon termination of Executive’s employment and within the period of time mandated by law.

(g) Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 3 of this Agreement during the Term, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort, or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). During the Term of this Agreement, Executive will not be entitled to benefits, compensation, or other payments or rights upon termination of employment, including under any offer letter, employment agreement, severance agreement, or other agreement with the Company or its subsidiaries, other than those benefits expressly set forth in Section 3 of this Agreement. Notwithstanding anything to the contrary in this Agreement, all severance and other benefits provided to Executive pursuant to Section 3 of this Agreement shall be reduced and/or offset by any amounts or benefits paid to Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period, or otherwise).

(h) Transfer between Company and any Subsidiary. For purposes of this Section 3, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated for purposes of this Agreement if Executive continues to remain employed by the Company or any parent or subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a Company subsidiary or from a Company subsidiary to the Company).

4. Conditions to Receipt of Severance, Benefits and Equity Acceleration Benefits

(a) Release of Claims Agreement. The receipt of any severance payments, benefits or accelerated vesting in Section 3 pursuant to this Agreement is subject to Executive signing, not revoking and complying with a separation agreement that includes without limitation, if requested by the Company, a non-competition and non-solicitation covenant that applies for up to twelve (12) months following Executive’s termination of employment, non-disparagement and reasonable post-termination cooperation obligations of Executive, and a release of claims, all in the form provided by the Company, which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If such separation agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments, benefits or accelerated vesting under this Agreement. Any cash severance payments or benefits otherwise payable to Executive in a lump sum or otherwise between the termination date and the Release Deadline will be paid on or within fifteen (15) days (or such earlier date for such payment to qualify as a short-term deferral for purposes of Section 409A) following the Release Deadline, or, if later, such time as required by Section 5(a) and, notwithstanding anything to the contrary in the applicable equity plan or award agreement, to the extent permitted under Section 409A, any equity awards that become vested in connection with Executive’s termination of employment under this Agreement shall not be settled or become exercisable, as applicable, until the separation agreement becomes effective in accordance with its terms. In no event will any severance payments, benefits or accelerated vesting be paid or provided until the separation agreement actually becomes effective and irrevocable and, if the separation agreement does not become effective in accordance with its terms on or prior to the Release Deadline, Executive’s entitlement to any such severance payments, benefits and accelerated vesting under this Agreement shall be forfeited on the Release Deadline for no consideration payable to Executive.

(b) Proprietary Information and Non-Competition Agreement. Executive’s receipt of any severance payments, benefits and accelerated vesting under Section 3 will be subject to Executive continuing to comply with the terms of any agreements between Executive and the Company concerning inventions, confidentiality, or other restrictive covenants including the Confidential Information, Inventions and Non-Compete Agreement referenced in the Executive’s Offer Letter (the “Confidentiality Agreement”).

5. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no amount payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(c) Any amounts paid under this Agreement that qualify as payments made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.

(d) Payments under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term” deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or as payments made as a result of an involuntary separation from service, as applicable. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. The Company makes no representation or warranty to Executive and in no event will the Company reimburse Executive or any other person for any taxes or other costs that may be imposed on Executive as a result of Section 409A or any other law

6. Limitation on Payments. In the event that the severance, benefits or accelerated vesting provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments, (2) cancellation of equity awards granted within the twelve (12)-month period prior to a “change of control” (as determined under Section 280G of the Code) that are deemed to have been granted contingent upon the change of control (as determined under Section 280G of the Code), (3) cancellation of accelerated vesting of equity awards, and (4) reduction of continued employee benefits. In the event that accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the award grant dates.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by an outside expert engaged by the Company and mutually agreed upon by the Board and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (i) any act of dishonesty or fraud taken by Executive in connection with his responsibilities as an employee other than immaterial, inadvertent acts that, if capable of cure, are promptly remedied by Executive following notice by the Company, (ii) Executive’s breach of the fiduciary duty or duty of loyalty owed to the Company, or material breach of the duty to protect the Company’s confidential and proprietary information, (iii) Executive’s commission of, conviction of or plea of guilty or nolo contendere to (A) any felony or (B) a crime misdemeanor involving fraud, embezzlement, misappropriation of funds or any other act of moral turpitude, (iv) Executive’s gross negligence or willful misconduct in the performance of his duties, (v) Executive’s material breach of this Agreement or any other agreement with the Company or any material written policy of the Company; (vi) Executive’s engagement in conduct or activities that result, or are reasonably likely to result, in negative publicity or public disrespect, contempt, or ridicule of the Company that the Board reasonably believes will have a demonstrably injurious effect on the reputation or business of the Company or Executive’s ability to perform his duties (but excluding conduct and activities undertaken in good faith by Executive in the ordinary course of performing his duties or promoting the Company or its subsidiaries); (vii) Executive’s failure to abide by the lawful and reasonable directives of the Company (other than any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts); or (viii) Executive’s repeated failure to materially perform the primary duties of Executive’s position.

(b) Change of Control. “Change of Control” shall have the meaning specified in the Company’s 2019 Equity Incentive Plan or any successor thereto.

(c) Change of Control Period. “Change of Control Period” means the period beginning on a Change of Control and ending on the one-year anniversary of the Change of Control.

(d) Code. “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, are or when considered together with any other severance payments or separation benefits are, deemed to be “non-qualified deferred compensation” within the meaning of Section 409A.

(f) Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(g) Good Reason. “Good Reason” means Executive’s termination of employment within sixty (60) days following the expiration of any Cure Period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s duties, authority or responsibilities; (ii) a material reduction by the Company in the annual base compensation or target bonus opportunity (as a percentage of base salary) of Executive as in effect immediately prior to such reduction provided, however, that one or more reductions in base compensation or target bonus opportunity applicable to all executives generally that, cumulatively, total ten percent (10%) or less in base compensation and/or ten (10) percentage points or less in target bonus opportunity will not constitute a material reduction for purposes of this clause (ii); (iii) the requirement by the Company that the Executive relocate his personal residence; or (iv) a material breach by the Company of this Agreement or any equity award agreement between Company and Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company shall have failed to cure during a period of thirty (30) days following the date of such notice (the “Cure Period”) and Executive shall terminate employment within sixty (60) days after the end of the Cure Period.

(h) Section 409A. “Section 409A” means Section 409A of the Code and the final Treasury Regulations and any official Internal Revenue Service guidance promulgated thereunder.

(i) Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

8. Assignment. Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then Executive shall not be entitled to any payments, benefits or vesting pursuant to this Agreement, except as expressly provided in Section 3. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and each of Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by U.S. or applicable registered or certified mail, return receipt requested and postage prepaid, or when delivered by private courier service such as UPS, DHL, or Federal

Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice or any shorter period required herein).

10. Resignation. Upon termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further action required by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement and the Confidentiality Agreement and the plan and agreements governing the equity awards (subject to the “for the avoidance of doubt” caveat below) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes, replaces in their entirety and terminates any prior representations, understandings, undertakings, or agreements between the Company and Executive, whether written or oral and whether expressed or implied, that provided any severance benefits to Executive upon termination of Executive’s employment for any reason. Nothing in this Agreement shall result in a duplication of severance payments or benefits under any other plan, program, or arrangement with the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. For the avoidance of doubt, it is the intention of the parties that the provisions of this Agreement providing for acceleration or other modification of the vesting provisions of equity awards are intended to supersede the vesting provisions of any equity awards that are outstanding during the term of this Agreement (except as otherwise explicitly provided herein or in the applicable award agreement).

(e) Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, Executive agrees that incentive-based compensation or other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company clawback policy that is applicable to all senior executives of Company (including any such policy adopted by Company pursuant to applicable law, government regulation, or stock exchange listing requirement).

(f) Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), and the Company and Executive each consent to personal and exclusive jurisdiction and venue in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment, and other taxes.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Change of Control and Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CERENCE INC.

	By:	/s/ Jennifer Salinas

	Title:	EVP, CAO and General Counsel

	Date:	October 7, 2024

EXECUTIVE	By:	/s/ Brian Krzanich

	Title:	President & CEO

	Date:	October 7, 2024